Exhibit 99.1

Stratim Cloud Acquisition Corp. Identifies Target, Announces Binding Letter of Intent for
a Business Combination with Force Pressure Control, LLC

~ Binding Letter of Intent Represents Confidence Towards De-SPAC Transaction ~

Reno, NV, Feb. 14, 2023 (GLOBE NEWSWIRE) – Stratim Cloud Acquisition Corp. (“SCAC”) (NASDAQ:SCAQ) a publicly traded special purpose acquisition company, today announced the signing of a binding letter-of-intent (“LOI”) for a business combination with the identified target, Force Pressure Control, LLC (“Force” or the “Company”), a profitable, growing company in the attractive energy services market. Force provides pressure control related rental tools and services required during frac and flowback well operations.  The Company designs and assembles proprietary equipment that provides superior solutions for its clients and yields high margins, free cash flows and returns on invested capital. Force’s proprietary equipment is used in oil and natural gas production, as well as in geothermal “clean energy” applications.

The Transaction

Under the terms of the LOI, SCAC would acquire 100% of the equity interests of Force from its existing equity holders in exchange for 12 million shares of SCAC Class A Common Stock, $120 million in cash or notes, and includes an earnout of up to 3 million additional shares of SCAC Class A Common Stock based on the combined company’s 2023 EBITDA exceeding levels specified in the Term Sheet.

SCAC intends to announce additional details regarding the proposed business combination upon execution of a definitive purchase agreement. The business combination agreement (“BCA’) is expected to be completed by the end of the first quarter of 2023.

Completion of a business combination is subject to, among other matters, the completion of due diligence, no material adverse change, the negotiation of a definitive agreement providing for the transaction, satisfaction of the conditions negotiated therein and approval of the transaction by the SCAC and Force boards and the stockholders of SCAC.

The parties have agreed to mutual exclusivity until March 14, 2023. However, there can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated on the terms or timeframe currently contemplated, or at all.

Advisors

EF Hutton, division of Benchmark Investments, LLC, and Johnson Rice & Company L.L.C. are acting as capital markets advisors to SCAC. Legal counsel to SCAC is Skadden, Arps, Slate, Meagher & Flom LLP.

About Stratim Cloud Acquisition Corp.

Stratim Cloud Acquisition Corp. (Nasdaq: SCAQU, SCAQ, SCAQW) is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

About Force Pressure Control, LLC

Force Pressure Control is a vertically integrated provider of pressure control related rental tools and services to the energy industry.  The Company, formed in 2019 and originally servicing the Eagle Ford basin in Texas, has expanded its customer base, geographic areas served and equipment rental offerings rapidly over the past several years. It now includes facilities and operations serving the Permian Basin in West Texas and the Haynesville Shale in East Texas and surrounding regions. The Company designs and assembles proprietary equipment that allows operators to bring a well online quicker, safer and with consistent quality to improve efficiencies and profits. Force’s equipment rental services are used by customers in oil and natural gas production, as well as in geothermal “clean energy” power generation applications. The company’s website can be found at https://www.forcepsi.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks, uncertainties, and assumptions that are difficult to predict. All statements other than statements of historical fact contained in this release, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. SCAC has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” or “should,” or the negative of these terms or other comparable terminology. The forward-looking statements made herein are based on SCAC’s and Force’s current expectations. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, its limited operating history, competitive factors in Force’s industry and market, and other general economic conditions. The forward-looking statements made herein are based on SCAC’s and Force’s current expectations, assumptions, and projections, which could be incorrect. The forward-looking statements made herein speak only as of the date of this release and SCAC undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law.

Additional Information and Where to Find It

If a definitive agreement is entered into in connection with the proposed transaction, SCAC will prepare a proxy statement (the “Proxy Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) and mailed to its stockholders. SCAC urges its investors and other interested persons to read, when available, the Proxy Statement, as well as other documents filed with the SEC, because these documents will contain important information about the proposed transaction. The Proxy Statement, once available, can be obtained, without charge, at the SEC’s website (http://www.sec.gov).

No Offer or Solicitation

This release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of any business combination. This release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

SCAC and certain of its respective directors and executive officers may be deemed to be participants in the solicitation of proxies, in favor of the approval of the proposed transaction related matters. Information regarding SCAC’s directors and executive officers is contained in the section of SCAC’s Form S-1 titled “Management”, which went effective with the SEC on March 11, 2021. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement and other relevant documents filed with the SEC when they become available.

Contact

Sreekanth Ravi
Chief Executive Officer
Stratim Cloud Acquisition Corp.
100 West Liberty Street, Suite 100

Reno, Nevada 89501
Telephone: (775) 318-3629
Email: sreekanth@stratimcloud.com